PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE INVESTORS ANNOUNCES REDEMPTION
OF ITS OUTSTANDING 7.5% SENIOR NOTES DUE 2020

HUNT VALLEY, MARYLAND – February 11, 2015 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that it will redeem all of the outstanding $200,000,000 aggregate principal amount of its 7.5% Senior Notes due 2020, CUSIP No. 681936AV2, on March 13, 2015 and has mailed an irrevocable notice of redemption for the notes. Pursuant to the terms of the indenture governing the notes, Omega will redeem the outstanding notes at a redemption price of 103.750% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

On February 11, 2015, a copy of the irrevocable notice of redemption with respect to the outstanding notes was mailed to record holders of the notes by U.S. Bank National Association, Corporate Trust Services, 111 Fillmore Avenue E., St. Paul, MN 55107, as trustee under the indenture governing the notes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Omega’s common stock, and there shall not be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry.  As of December 31, 2014, Omega’s portfolio of investments consisted of 560 operating healthcare facilities located in 37 states and operated by 50 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a real estate investment trust; and (ix) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.